Exhibit 99

News Release

First Regional	1801 Century Park East	Jack A. Sweeney
Bancorp	Century City, California 90067	Board Chairman
	Telephone (310) 552-1776	Chief Executive Officer
Facsimile (310) 552-1772

IMMEDIATE RELEASE

FIRST REGIONAL BANCORP POSTS RECORD RESULTS IN THIRD QUARTER

•      Net income for the quarter increases nearly two and one half fold from prior year

•      Total assets grow 67%, surpassing $1 billion for the first time

•      Net loans rise by 72% to $974 million

•      Total deposits expand to $949 million, up 62% from last year

•      Record nine months earnings are more than double the 2003 total.

CENTURY CITY, CALIFORNIA, OCTOBER 19, 2004 – Continuing its strong profit performance, First Regional Bancorp (Nasdaq: FRGB) posted the highest quarterly earnings in the company’s history, as net income for the three months ended September 30, 2004 surged 144% from the year earlier level.  Net income for the first nine months of 2004 also reached a new historic high, more than doubling last year’s record results.

For the three months ended September 30, 2004, net income rose to $3.2 million from $1.3 million in the prior year.  Net income per (diluted) share was $0.79, an increase from $0.44 per (diluted) share one year earlier.  For the first nine months, First Regional’s net income advanced to $6.8 million, equal to $1.80 per (diluted) share from $3.3 million or $1.14 per (diluted) share for the corresponding months of 2003.  Per share results for 2004 reflect an increase in shares outstanding, due to the company’s successful private placements of securities in 2003 and the first quarter of 2004.

Jack A. Sweeney, chairman and chief executive officer, commented:  “Our ongoing efforts to strategically position our bank in key markets and to build a solid infrastructure are being well rewarded.  The bank’s outstanding performance reflects a substantial expansion of lending activity, coupled with robust growth in deposits.  Lending was driven by our expanding team of talented bankers taking advantage of opportunities to add quality business in a favorable market.  Additionally, our profitability benefited from the Federal Reserve Board’s moves designed to gradually increase interest rates.”

“Exceeding $1 billion in assets is a landmark achievement for our company, and it comes in the same year that we celebrate First Regional’s twenty-five years of service to Southern California’s business community,” Mr. Sweeney noted, adding:  “In terms of the standard measurements of bank performance, First Regional continues to achieve substantial improvement.  Our third quarter return on average equity was 22.42%, compared with 15.65% last year, and our return on average assets rose to 1.25% from 0.85%.  First Regional’s efficiency ratio improved to 51.92% from 62.36% one year earlier, demonstrating the company’s progress in managing operating expenses.”

Mr. Sweeney continued: “Based on our success thus far in 2004, it appears likely that we will exceed our earnings targets for the year.  These results once again demonstrate that our strategically-placed regional offices throughout Southern California, our Trust and Investment Division, plus our First Regional Merchant Services and Trust Administration Services business units, continue to contribute to our company’s success.”

He concluded:  “The third quarter was an exceptional period of success for us, reflecting a great deal of hard work by our entire team.  First Regional continues to achieve profitable growth while adhering to a conservative philosophy based on asset quality and a strong capital base.  Despite uncertainties concerning interest rates, the economy, and the international scene, we look to the future with confidence and a realistic sense of optimism regarding our prospects for further success.”

First Regional Bancorp is a bank holding company headquartered in Century City.  Its subsidiary, First Regional Bank, specializes in providing businesses and professionals with the management expertise of a major bank and the personalized service of an independent.

(over)

CONSOLIDATED STATEMENTS OF CONDITION (UNAUDITED)

	(000’s omitted)
As of September 30	2004	2003

ASSETS:
Cash and due from banks	$67,320	$26,491
Investment securities	5,968	4,854
Funds sold	430	25,820
Federally guaranteed loans	6,924	11,225
Other loans, net	966,655	555,516
Premises and equipment	2,580	1,768
Other real estate owned	0	0
Other assets	20,630	15,120

Total assets	$1,070,507	$640,794

LIABILITIES AND CAPITAL:
Demand deposits	$358,816	$234,265
Savings deposits	35,568	28,168
Money market deposits	412,639	230,511
Time deposits	142,035	93,374

Total deposits	949,058	586,318

Funds purchased	0	0
Federal Home Loan Bank advances	20,000	0
Subordinated debentures	35,559	12,887
Other liabilities	7,490	8,012

Total liabilities	1,012,107	607,217

Stated capital	32,662	15,776
Retained earnings	25,737	17,801
Net unrealized gains (losses) on available-for-sale securities	1	0

Total capital	58,400	33,577

Total liabilities and capital	$1,070,507	$640,794

Book value per share outstanding	$16.96	$11.79

Total shares outstanding	3,442,655	2,846,779

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	(000’s omitted)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Interest and fees on loans	$14,343	$8,214	$37,031	$22,162
Interest on funds sold	47	69	110	191
Interest on securities	22	19	51	53

Revenue from earning assets	14,412	8,302	37,192	22,406

Interest on deposits	1,532	733	3,696	1,895
Interest on subordinated debentures	477	142	1,306	450
Interest on FHLB advances	109	0	364	37
Interest on funds purchased	0	1	2	6

Cost of funds	2,118	876	5,368	2,388

	12,294	7,426	31,824	20,018

Provision for loan losses	1,100	1,000	2,902	1,750

Net revenue from earning assets	11,194	6,426	28,922	18,268

Other revenue	1,333	1,129	3,885	3,263

Salaries and related benefits	4,452	3,456	13,693	10,122
Occupancy expense	427	381	1,280	1,071
Other operating expenses	2,196	1,498	6,238	4,774

Total operating expenses	7,075	5,335	21,211	15,967

Income before provision for taxes	5,452	2,220	11,596	5,564

Provision for income taxes	2,260	914	4,803	2,295

Net income	3,192	1,306	6,793	3,269

(over)

	(000’s omitted)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Net income per share
Basic	$0.93	$0.46	$2.09	$1.18
Diluted	$0.79	$0.44	$1.80	$1.14

Average shares outstanding	3,436,790	2,844,800	3,257,946	2,773,449
Diluted average shares	4,185,222	2,963,586	4,003,958	2,873,175

RATIO ANALYSIS

Return on Average Equity (%)	22.42	15.65	18.30	14.15
Return on Average Assets (%)	1.25	0.85	0.99	0.79
Efficiency Ratio (%)	51.92	62.36	59.40	68.58
Assets per Employee ($000s)	6,014	4,330

Nonperforming Assets ($000s)	49	962
Reserve for Loan Losses ($000s)	10,300	7,000
Nonperforming Assets / Gross Loans (%)	0.00	0.17
Reserve for Loan Losses / Nonperforming Assets (%)	21,020.41	727.65
Reserve for Loan Losses / Gross Loans (%)	1.05	1.22
Average Assets	1,026,406	609,374	920,774	552,529
Average Equity	57,102	33,114	49,632	30,895
Number of Employees	178	148

This report includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical fact, included herein may constitute forward-looking statements.  Although First Regional believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Important factors that could cause actual results to differ materially from First Regional’s expectations include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which First Regional conducts its operations.